Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2018 Results and Continued Strong Execution of Disciplined 2018 Operating Plan

HOUSTON--(BUSINESS WIRE)--July 26, 2018--ConocoPhillips (NYSE: COP) today reported second-quarter 2018 earnings of $1.6 billion, or $1.39 per share, compared with a second-quarter 2017 loss of $3.4 billion, or ($2.78) per share. Excluding special items, second-quarter 2018 adjusted earnings were $1.3 billion, or $1.09 per share, compared with second-quarter 2017 adjusted earnings of $0.2 billion, or $0.14 per share. Special items for the current quarter were primarily driven by an unrealized gain on Cenovus Energy equity and recognition of deferred licensing revenue, partially offset by pension settlement expense.

Second-Quarter Highlights and Recent Announcements

  Cash provided by operating activities was $3.34 billion. Excluding working capital, cash from operations of $3.16 billion exceeded capital expenditures, dividends and share repurchases.
  Second-quarter production excluding Libya of 1,211 MBOED achieved the high end of guidance; year-over-year underlying production excluding the impact of closed dispositions grew 5 percent overall and 34 percent on a production per debt-adjusted share basis.
  Year-over-year production from the Lower 48 Big 3 unconventional plays grew by 37 percent; achieved Big 3 production milestone of 300 MBOED significantly ahead of schedule.
  Paid down $2.1 billion of balance sheet debt and achieved debt target of $15.0 billion 18 months ahead of plan.
  Ended the quarter with cash, cash equivalents and restricted cash of $3.5 billion and short-term investments of $0.6 billion, totaling $4.1 billion of ending cash and short-term investments.
  Repurchased $0.6 billion of common shares outstanding, bringing year-to-date repurchases to $1.1 billion.
  Closed previously announced Alaska bolt-on acquisition on the Western North Slope.
  In early July, announced several actions to accelerate the company’s disciplined plan and increase its low cost of supply resource base:
    Expanded 2018 planned share repurchases by 50 percent to $3 billion and increased the total share repurchase authorization from $6 billion to $15 billion.
    Agreed to acquire 39.2 percent interest in the Greater Kuparuk Area in Alaska and sell a subsidiary that will hold a 16.5 percent interest in the UK Clair Field, subject to regulatory approval.
    Announced positive results from the 2018 six-well exploration and appraisal drilling program in Alaska.

“We’ve positioned ConocoPhillips to deliver top-tier performance through cycles by focusing on free cash flow generation and following clear priorities to maximize returns,” said Ryan Lance, chairman and chief executive officer. “We’re benefitting from higher oil prices, but also driving underlying cash flow expansion. In accordance with our priorities, we’ve differentially allocated excess cash toward debt reduction and distributions, while continuing to grow our diversified, low cost of supply resource base. Since we launched our disciplined strategy almost two years ago, we’ve met or exceeded all our key strategic milestones. We achieved our debt target 18 months ahead of plan, we’ve outperformed on our target payout to shareholders, we’re executing our operating plan and remain committed to our disciplined approach to the business.”

Second-Quarter Review

Production excluding Libya for the second quarter of 2018 was 1,211 thousand barrels of oil equivalent per day (MBOED), a decrease of 214 MBOED compared with the same period a year ago. The second-quarter volume impact from closed dispositions was 272 MBOED in 2017. Excluding the impact of closed dispositions, underlying production increased 58 MBOED, or 5 percent. The increase came primarily from growth in the Big 3 unconventional assets and other major projects, which more than offset normal field decline. Production from Libya was 38 MBOED.

In the Lower 48, production from the company’s Big 3 unconventional assets grew 37 percent year-over-year. In Alaska, GMT-1 drilling continued, and the project is on track to deliver first oil in the fourth quarter of 2018. In addition, the company recently announced the results of its 2018 exploration and appraisal program in Alaska. In the Greater Willow Area, results to date are sufficient to justify developing the area with a stand-alone hub. In Canada, the company is continuing to implement its alternative diluent program at Surmont and progressing its 14-well pad in the Montney. In Europe, Aasta Hansteen and Clair Ridge are both on track to deliver first production by the end of the year. Turnarounds were safely and successfully executed at Darwin LNG and Bayu Undan in Australia, as well as in the United Kingdom and Norway. Additional turnarounds and maintenance activity will continue in the third quarter.

Earnings were higher compared with the second quarter of 2017 primarily due to the absence of non-cash impairments of APLNG, San Juan and Barnett, and current-quarter higher realized prices, partially offset by the absence of the gain on the Canada disposition. Adjusted earnings were improved compared with second-quarter 2017 primarily due to higher realized prices. The company’s total realized price was $54.32 per barrel of oil equivalent (BOE), compared with $36.08 per BOE in the second quarter of 2017, reflecting stronger marker prices and a more liquids-weighted portfolio.

For the quarter, cash provided by operating activities was $3.34 billion. Excluding a $0.18 billion change in working capital, ConocoPhillips generated $3.16 billion in cash from operations, exceeding $2.0 billion in capital expenditures and investments, $0.6 billion of repurchased shares and $0.3 billion of dividends. In addition, the company paid $2.1 billion to reduce debt and purchased $0.3 billion of short-term investments. The $2.0 billion in capital expenditures and investments included $0.4 billion for the Alaska Western North Slope bolt-on acquisition that closed in the second quarter.

Six-Month Review

ConocoPhillips’ six-month 2018 earnings were $2.5 billion, or $2.13 per share, compared with a six-month 2017 loss of $2.9 billion, or ($2.30) per share. Six-month 2018 adjusted earnings were $2.4 billion, or $2.05 per share, compared with six-month 2017 adjusted earnings of $1 million, or $0.00 per share.

Production excluding Libya for the first six months of 2018 was 1,216 MBOED, compared with 1,503 MBOED for the same period in 2017. The six-month volume impact from closed dispositions was 337 MBOED in 2017. Excluding the impact from closed dispositions, underlying production increased 50 MBOED, or 4 percent. The increase was largely driven by new production from major projects, development programs and improved well performance, more than offsetting normal field decline.

The company’s total realized price during this period was $52.37 per BOE, compared with $36.13 per BOE in the first six months of 2017. This reflected stronger marker prices and a more liquids-weighted portfolio.

In the first half of 2018, cash provided by operating activities was $5.74 billion. Excluding a $0.09 billion change in working capital, ConocoPhillips generated $5.65 billion in cash from operations, exceeding $3.5 billion in capital expenditures and investments, $1.1 billion of repurchased shares and $0.7 billion of dividends. In addition, the company paid $5.0 billion to reduce debt and sold $1.3 billion of short-term investments. The $3.5 billion in capital expenditures and investments included $0.4 billion for the Alaska Western North Slope bolt-on acquisition and $0.1 billion to acquire additional acreage in the Montney in Canada.

Outlook

The company increased full-year 2018 production guidance to 1,225 to 1,255 MBOED to reflect the higher-than-budgeted partner-operated activity, improved performance across several operating areas and completion of the Alaska Western North Slope bolt-on acquisition. Third-quarter 2018 production is expected to be 1,215 to 1,255 MBOED, which reflects typical seasonal turnarounds and maintenance activity. All production guidance excludes Libya.

The company’s 2018 operated capital scope remains unchanged, excluding acquisition-related activity. However, the company is adjusting its capital guidance to $6 billion from $5.5 billion, reflecting a higher $65 WTI per barrel price environment versus the $50 WTI per barrel initially assumed. This guidance excludes the previously announced $0.4 billion bolt-on acquisition in the Alaska Western North Slope and $0.1 billion to acquire additional acreage in the Montney in Canada.

Based on higher expected production, the company has increased its full-year guidance for depreciation, depletion and amortization expense to $5.9 billion from $5.8 billion.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $69 billion of total assets, and approximately 11,200 employees as of June 30, 2018. Production excluding Libya averaged 1,216 MBOED for the six months ended June 30, 2018, and proved reserves were 5.0 billion BOE as of Dec. 31, 2017. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," “on track,” "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to crude oil, bitumen, natural gas, LNG, natural gas liquids and any materials or products (such as aluminum and steel) used in the operation of our business; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete the sale of our announced dispositions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions or our remaining business; business disruptions during or following our announced dispositions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We use the term "resource" in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share and cash from operations.

The company believes that the non-GAAP measure adjusted earnings (both on an aggregate and a per share basis) is useful to investors to help facilitate comparisons of the company’s operating performance and controllable costs associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the company’s results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the company’s business and performance. The company further believes that the non-GAAP measure cash from operations is useful to investors to help understand changes in cash provided by operating activities excluding the impact of working capital changes across periods on a consistent basis and with the performance of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

The release also contains the non-GAAP term free cash flow. Free cash flow is cash provided by operating activities excluding operating working capital in excess of capital expenditures and investments. The company believes that free cash flow is useful to investors as it provides measures to compare cash provided by operating activities excluding operating working capital after deduction of capital expenditures and investments across periods on a consistent basis.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – The release also contains the terms underlying production and production per debt-adjusted share. Underlying production excludes Libya and closed dispositions. Production per debt-adjusted share is calculated on an underlying production basis using ending period debt divided by ending share price plus ending shares outstanding. The company believes that underlying production is useful to investors to compare production excluding Libya and the full impact of closed dispositions on a consistent go-forward basis with peer companies. The company believes that production per debt-adjusted share is useful to investors as it provides a consistent view of production on a total equity basis by converting debt to equity and allows for comparisons across peer companies.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	2Q18				2Q17				2018 YTD				2017 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)

Earnings			$1,640	1.39			(3,440)	(2.78)			2,528	2.13			(2,854)	(2.30)
Adjustments:
Premiums on early debt retirement	2	-	2	-	234	(49)	185	0.15	208	(13)	195	0.17	234	(49)	185	0.15
Unrealized gain (loss) on CVE equity	(387)	43	(344)	(0.29)	-	-	-	-	(271)	44	(227)	(0.19)	-	-	-	-
Pending claims and settlements	-	-	-	-	(2)	(69)	(71)	(0.06)	(135)	65	(70)	(0.06)	(2)	(69)	(71)	(0.06)
Impairments	(53)	21	(32)	(0.03)	6,284	(1,398)	4,886	3.95	(43)	19	(24)	(0.02)	6,509	(1,480)	5,029	4.06
Pension settlement expense	147	(26)	121	0.10	36	(11)	25	0.02	147	(26)	121	0.10	96	(28)	68	0.05
Restructuring	-	-	-	-	14	(6)	8	0.01	-	-	-	-	41	(14)	27	0.02
Net gain on asset sales	(50)	14	(36)	(0.03)	(1,855)	477	(1,378)	(1.12)	(50)	14	(36)	(0.03)	(1,855)	(519)	(2,374)	(1.91)
Deferred tax adjustment	-	-	-	-	-	(37)	(37)	(0.03)	-	-	-	-	-	(37)	(37)	(0.03)
Rig termination	-	-	-	-	-	-	-	-	-	-	-	-	43	(15)	28	0.02
Recognition of deferred licensing revenue	(60)	-	(60)	(0.05)	-	-	-	-	(60)	-	(60)	(0.05)	-	-	-	-
Adjusted earnings / (loss)			$1,291	1.09			178	0.14			2,427	2.05			1	0.00

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000(investors)
andy.m.obrien@conocophillips.com